Exhibit 99.1

FOR MORE INFORMATION CONTACT:	Michael Dunne
Public Information Officer
(541) 686-8685

www.therightbank.com
Email: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL CORPORATION ANNOUNCES ACQUISITION OF CAPITAL PACIFIC BANCORP

Two Pacific Northwest Community-Focused Business Banks Agree to Merge in a Strategic Combination

EUGENE, Ore., November 19, 2014 — Pacific Continental Corporation (NASDAQ: PCBK) (the “Company”), the holding company of Pacific Continental Bank, announced the signing of a definitive agreement to acquire Capital Pacific Bancorp (OTCQB: CPBO) (“Capital Pacific”), the holding company of Capital Pacific Bank, headquartered in downtown Portland, Oregon. As of September 30, 2014, Capital Pacific had $255.9 million in total assets, $201.1 million in gross loans and $227.2 million in total deposits. The combination will significantly increase the Company’s presence in the Portland market with pro forma Metropolitan Portland loans and deposits of $591.1 million and $483.9 million, respectively.

Under the terms of the agreement, which has been unanimously approved by the boards of directors of Pacific Continental Corporation, Pacific Continental Bank, Capital Pacific Bancorp and Capital Pacific Bank, the shareholders of Capital Pacific will have a choice between electing to receive either $16.00 per share in cash or 1.132 shares of the Company’s common stock for each share of Capital Pacific common stock or a combination of 40.0% in the form of cash and 60.0% in the form of the Company’s common stock. Based on a $13.77 closing price of the Company’s common stock on November 19, 2014, the aggregate consideration for Capital Pacific was approximately $42.4 million, or $15.75 per share of issued and outstanding Capital Pacific common stock. The number of shares of the Company’s common stock to be issued to Capital Pacific shareholders is based on a fixed exchange ratio provided that the Company’s stock price remains between $12.01 and $16.25 as measured by the 20-day average closing price of Pacific Continental common stock shortly before closing. The value of the stock portion of the consideration will fluctuate based on the value of the Company’s common stock. To the extent the average closing price of the Company’s common stock is outside this price range, then the exchange ratio will adjust.

Hal M. Brown, chief executive officer of Pacific Continental Bank, commented, “Capital Pacific Bank and Pacific Continental Bank are coming together as two great business banking franchises with two celebrated cultures.” Brown added, “We are excited to increase our presence in the Portland market and this combination allows us to deploy a portion of our current capital base into a compelling investment.”

“This merger is a partnership where we can seamlessly blend the best of both organizations to expand services and benefits, and continue our emphasis on value to clients, employees and the community,” said Mark C. Stevenson, president and chief executive officer of Capital Pacific Bancorp. “Pacific Continental will benefit from our respected expertise serving non-profit organizations and local businesses, our talented team of bankers, and our industry-leading role in sustainability. Our shareholders will also benefit from the mix of stock and cash consideration paid, which will provide liquidity and the ability for our shareholders to remain invested with Pacific Continental Corporation.”

Roger S. Busse, president and chief operating officer of Pacific Continental Bank, commented, “Capital Pacific has created an attractive franchise that is well-respected in the community and we recognize the tremendous value of joining together our two banking organizations. This acquisition will provide us with meaningful operational scale for our Portland footprint.” Busse continued, “We will continue to provide superior client service in the combined company and we welcome the Capital Pacific employees and are honored to work with them as partners going forward.”

The Company expects that, upon consummation in 2015, the transaction will be immediately accretive to earnings per share excluding non-recurring merger related expenses.

The transaction is expected to close by the end of the first quarter of 2015, subject to satisfaction of customary conditions of closing including receipt of required regulatory approvals and approval by the shareholders of Capital Pacific Bancorp. Upon closing, one current director of Capital Pacific will join the Company’s board of directors.

On a pro forma combined basis, with the proposed acquisition of Capital Pacific, the Company would have total assets of $1.7 billion, total loans outstanding of $1.2 billion and total deposits of $1.4 billion as of September 30, 2014 (unaudited).

A conference call is scheduled for 11:00 a.m. PT / 2:00 p.m. ET on Thursday, November 20, 2014 and can be accessed by calling: (866) 295-1423.

Inquiries

•	Analyst and shareholder: Mick Reynolds, (541) 686-8685, mick.reynolds@therightbank.com

•	Client: Robert Harding, (541) 686-8685, robert.harding@therightbank.com

•	Media: Michael Dunne, (541) 686-8685, michael.dunne@therightbank.com

Additional Information

An investor presentation for this transaction can be accessed from Pacific Continental’s 8-K filing with the SEC or at http://www.therightbank.com.

Advisors

D.A. Davidson & Co. served as financial advisor and Pillsbury Winthrop Shaw Pittman LLP served as legal counsel to Pacific Continental. Capital Pacific was advised by Wedbush Securities, Inc. and Feldman Financial Advisors, Inc. as financial advisors and Feldman Financial Advisors, Inc. has provided a fairness opinion to Capital Pacific’s board of directors. Miller Nash LLP served as legal counsel to Capital Pacific.

About Capital Pacific Bank

Capital Pacific Bancorp (OTCQB: CPBO) is the parent company of Capital Pacific Bank, a Certified B Corporation providing comprehensive banking expertise to businesses, professionals and nonprofit organizations. Backed by a tradition of high touch customer service, Capital Pacific Bank delivers a full array of products and services and advanced technology solutions to help businesses meet their financial goals. For more information, visit us at www.capitalpacificbank.com.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through 14 banking offices in Oregon and Washington and two loan production offices. With $1.5 billion in assets, Pacific Continental has established one of the most unique and attractive metropolitan branch networks in the Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at http://www.therightbank.com/. Pacific Continental Corporation’s shares, a component of the Russell 2000 Index, are listed on the Nasdaq Global Select Market under the symbol “PCBK.”

Additional Information for Shareholders

This communication is being made in respect of the proposed merger transaction involving Pacific Continental and Capital Pacific. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed merger transaction, Pacific Continental will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of Capital Pacific, and a Prospectus of Pacific Continental, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Pacific Continental and Capital Pacific, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Pacific Continental at www.therightbank.com under the tab “Investor Relations” and then under the heading “Financials – SEC Filings”, or from Pacific Continental’s Investor Relations, by calling 541-686-8685.

Pacific Continental and Capital Pacific and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Capital Pacific in connection with the proposed merger. Information about the directors and executive officers of Pacific Continental is set forth in the proxy statement for Pacific Continental’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 7, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed Merger filed with the SEC when they become available. Copies of these documents may be obtained free of charge from the sources described above.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include but are not limited to statements about the benefits of the business combination transaction involving Pacific Continental and Capital Pacific, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, expectations regarding the timing of the closing of the transaction and its impact on Pacific Continental’s earnings, expectations regarding pro forma combined assets, loans and deposits and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Pacific Continental Corporation and Capital Pacific operate; the ability to promptly and effectively integrate the businesses of Pacific Continental Bank and Capital Pacific Bank; the reaction to the transaction of the companies’ customers, employees, and counterparties; and the diversion of management time on merger-related issues. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.